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                                                                     EXHIBIT 11


ClinTrials Research Inc.
Computation of Earnings per Share
(000's, except for earnings per share)


                                                                            Years Ended December 31,

                                                                1992       1993       1994      1995        1996
                                                              ------     ------     ------    ------      ------
Income/(loss) before extraordinary item &
cumulative effect of accounting change                        (1,134)       798      2,153     3,601       6,807

Extraordinary item                                                50          0          0         0           0

Cumulative effect of accounting change                             0        243          0         0           0
                                                              ------     ------     ------    ------      ------
Net income                                                    (1,084)     1,041      2,153     3,601       6,807
                                                              ======     ======     ======    ======      ======

Common shares issued at beginning of period                    3,830      3,830      3,830     3,830       3,830

Common shares issued October 1, 1990                              20         20         20        20          20

Common shares issued December 1, 1990
  in connection with acquisition                               4,436      4,436      4,436     4,436       4,436

Common shares issued in March 1, 1991
  in connection with acquisition                                 542        542        542       542         542

Common shares issued December 31, 1991                           722        722        722       722         722

Common shares issued October 1, 1992                              50         50         50        50          50

Common shares issued November 23, 1993                             0        342      3,450     3,450       3,450

Common shares issued July 31, 1996                                 0          0          0         0       1,641

Common shares issued July 31, 1996                                 0          0          0         0         231

Common shares issued through exercise
   of stock options                                               15         47         59       197         275

Weighted common shares of unexercised
   stock options                                                  68        390        391       385         480
                                                              ------     ------     ------    ------      ------
Weighted average shares                                        9,683     10,379     13,500    13,632      15,677
                                                              ======     ======     ======    ======      ======

Earnings per share before extraordinary item
  & cumulative effect of accounting change                     (0.12)      0.08       0.16      0.26        0.43

Extraordinary item                                              0.01       0.00       0.00      0.00        0.00

Accounting change                                               0.00       0.02       0.00      0.00        0.00
                                                              ------     ------     ------    ------      ------
Earnings per share before extraordinary item
  & cumulative effect of accounting change                     (0.11)      0.10       0.16      0.26        0.43
                                                              ======     ======     ======    ======      ======
